As filed with the Securities and Exchange Commission on October 25, 2004

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNITY BANK SYSTEM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization	16-12113679 (I.R.S. Employer Identification Number)

5790 Widewaters Parkway
Dewitt, New York
(Address of Principal Executive Offices)

Sanford A. Belden
President and Chief Executive Officer
5790 Widewaters Parkway
DeWitt, New York 13214
(Name and Address of Agent For Service)

(315) 445-2282
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

George J. Getman, Esq.
Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York 13202
(315) 218-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ■

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered (2)(3)	Per Share (4)	Offering Price (4)	Registration Fee (3)

Common Stock, $1.00 par value per share (including associated share purchase rights) (1)	200,000	$25.51	$5,102,000	$647

(1)	Prior to the occurrence of certain events described in the Registrant’s Stockholder Protection Rights Agreement (none of which events have occurred as of the filing of this Registration Statement), the associated share purchase rights will not be exercisable nor evidenced separately from the certificates representing the Registrant’s common stock.

(2)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of common stock as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(3)	Does not include an additional 600,000 shares of the Registrant’s common stock previously registered under the Registration Statement on Form S-3 (Registration No. 333-40808) (the “Initial Registration Statement”) in respect of the shares offered pursuant to its Dividend Reinvestment and Direct Stock Purchase and Sale Plan (the “Plan”), to which Plan this Registration Statement also relates. Pursuant to Rule 416 under the Securities Act, the number of shares deemed registered under the Initial Registration Statement reflects an adjustment for a subsequent two-for-one stock split of the Registrant’s common stock, effected in the form of a stock dividend, effective as of April 12, 2004. A registration fee of $1,758 was previously paid with respect to the shares covered by the Initial Registration Statement. Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement shall constitute a combined prospectus and shall also relate to the Initial Registration Statement.

(4)	Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee and based upon the average of the high and low sales prices on October 20, 2004, as reported by the New York Stock Exchange.

EXPLANATORY NOTE

     This Registration Statement relates to the registration of an additional 200,000 shares of common stock to be offered under the Registrant’s Dividend Reinvestment and Direct Stock Purchase and Sale Plan, with respect to which a Registration Statement on Form S-3 (Registration No. 333-40808) covering an aggregate of 600,000 shares is effective.

Prospectus

COMMUNITY BANK SYSTEM, INC.

Dividend Reinvestment and Direct Stock Purchase and Sale Plan

     This prospectus relates to up to an aggregate of 800,000 shares of common stock, $1.00 par value, of Community Bank System, Inc., or the Company, that may be offered in connection with our Dividend Reinvestment and Direct Stock Purchase and Sale Plan, or the Plan. The Plan provides both existing shareholders of our common stock and interested new investors with a convenient and cost effective method to purchase shares of our common stock.

     All of the shares that may be offered pursuant to the Plan will be purchased on the open market by American Stock Transfer & Trust Company, the Plan’s administrator. We will not receive any of the proceeds from the sale of the shares offered under the Plan.

     You may purchase shares of our common stock under the Plan as follows:

•	Our shareholders may purchase shares of common stock by reinvesting all or a portion of the cash dividends, if any, received on their shares of common stock, or by making optional cash investments from time to time; or

•	If you are not one of our shareholders, you may purchase shares of our common stock by making an initial minimum cash investment of $250, plus $2.50 for a registration fee.

     The Plan administrator will pool together cash dividends payable to the participants of the Plan and cash payments from participants of the Plan to purchase shares of our common stock on the open market. Therefore, the price of each share you purchase with cash dividends or cash investments will be based upon the average price upon which the Plan administrator purchases shares in the open market for a particular investment. Purchases with dividend funds will be made commencing on the applicable dividend payment date. Purchase with cash payments from the participants will be made at least once a week, depending on investment volume.

     We will pay the costs for administration of the Plan, except that you will be responsible for the small fees described in this prospectus.

     Our common stock is traded on the New York Stock Exchange under the symbol “CBU.” The last reported sale price of our common stock on October 22, 2004, as reported on the New York Stock Exchange, was $25.10 per share.

     This prospectus describes the provisions of the Plan and you should retain this prospectus for future reference.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 25, 2004

 i

To the Shareholders and Investors of Community Bank System, Inc.

     The Company has established “Investors Choice”, a Dividend Reinvestment and Direct Stock Purchase and Sale Plan, for convenience to our shareholders and potential investors. This Plan offers you an affordable alternative for buying and selling our common stock, which is traded on the New York Stock Exchange under the symbol “CBU”. You do not need to be a current shareholder to participate in this Plan and buy our common stock for the first time. If you participate in the Plan, you may also reinvest your cash dividends, if any, and make periodic supplemental cash payments to purchase additional shares. Shares that are held in the Plan may be sold directly without having to obtain physical certificates or becoming involved with a broker. The certificates that you currently hold in physical form at home may be deposited directly into the Plan for safekeeping or sale. You may also withdraw or transfer all or a portion of your stock held in the Plan at anytime. Although the Company pays for most all of the brokerage and administrative costs, there are small fees associated with certain features of the Plan. The fees are outlined within this booklet.

     This booklet provides you with a summary and the complete details of the Plan. If you have additional questions after reading through this material, please contact the Plan Administrator, American Stock Transfer & Trust Company, at:

American Stock Transfer & Trust Company
Dividend Reinvestment Department
P.O. Box 922
Wall Street Station
New York, NY 10269-0860
Tel: (800) 278-4353

     To enroll in the Plan, simply fill out the Enrollment Application and mail it to American Stock Transfer & Trust Company. Our purpose in providing the Plan is to promote long-term investment in our common stock.

     Thank you for your continued interest in the Company.

Sincerely,

/s/ Sanford A. Belden

SANFORD A. BELDEN
President and Chief
Executive Officer

     Our stock is not FDIC insured, not a deposit or other obligation of Community Bank, N.A., or the Bank, and is not guaranteed by the Bank. If you participate in the Plan, you will be purchasing shares of our common stock and should consider carefully the investment risks, including the possible loss of the investment and the other risk factors identified on page 3.

Investors Choice

Community Bank System, Inc.
Dividend Reinvestment and Direct Stock
Purchase and Sale Plan

     Our Investors Choice Dividend Reinvestment and Direct Stock Purchase and Sale Plan, or the Plan, offers you the ability to:

•	Buy additional shares conveniently and economically either by check or direct monthly debit from your bank account;

•	If you wish, reinvest all or any portion of cash dividends by purchasing additional shares of common stock with your cash dividends directly through the Plan;

•	Sell or transfer shares of our common stock held in your Plan account;

•	Deposit all of your stock certificates representing our common stock for safekeeping in your Plan account;

•	Withdraw your shares of our common stock and receive a certificate upon your request; and

•	If you wish, have your cash dividends deposited directly to your own bank account by electronic funds transfer.

Community Bank System, Inc.

Investors Choice
Dividend Reinvestment and Direct Stock
Purchase and Sale Plan

Plan Purpose

     The purpose of the Plan is to provide our shareholders and other interested investors with a convenient and economical way of purchasing shares of our common stock and reinvesting cash dividends in additional shares of our common stock. American Stock Transfer & Trust Company will administer the Plan, purchase and hold shares acquired for you under the Plan, keep records, send statements of account activity and perform other duties related to the Plan. Any person is eligible to participate in the Plan by taking the steps described under How to Get Started and Enroll on page 4.

KEY PLAN FEATURES SUMMARY

Enrollment

•	To participate in the Plan, anyone may apply for enrollment in the Plan by completing, signing and returning an Enrollment Application. If you are not currently our shareholder, the Enrollment Application must be accompanied with a check or money order of not less than $250 or more than $10,000, made payable to American Stock Transfer & Trust Company, to the address shown on the Enrollment Application.

Plan Account

•	When you enroll in the Plan, an account will be opened in your name and shares purchased on your behalf will be held by American Stock Transfer & Trust Company, or the Plan Administrator, in “book-entry” form. This means that, instead of receiving actual stock certificates, you will receive quarterly statements which reflect your ownership. If you wish to start your participation in the Plan with shares of our common stock which are held by your broker or bank under a “street name”, you need to request the broker or bank to transfer those shares into your name. You may request stock certificates for shares held by the Plan Administrator in your account at any time, upon request and without charge.

Dividends

•	You may reinvest cash dividends to purchase additional shares of our common stock. You may reinvest all your dividends or a portion of your dividends on shares held in stock certificate form and on all shares held by the Plan Administrator in your Plan account, or you may elect to receive cash dividends on all your shares without reinvesting.

Additional Purchases

•	You may desire to purchase additional shares of our common stock through the Plan by depositing cash payments. You may buy from $25 up to $10,000 of common stock per transaction. If you are already our shareholder, all commissions and administrative costs are paid by us. On the other hand, if you are purchasing our common stock for the first time, you will be responsible for the small fee described elsewhere in this prospectus. Purchases may be made by mailing a check or money order to the Plan Administrator. You may make automatic monthly purchases for a constant dollar value by instructing the Plan Administrator to electronically debit and transfer funds from your bank. If you wish to do so, please call the Plan Administrator at the telephone numbers shown on page 2.

Selling Shares from your Plan Account

•	You may sell shares held by the Plan Administrator in your Plan account on the open market at the then prevailing market price. A transaction fee of $7.50 plus brokerage commission of $.10 per share will be automatically deducted from your proceeds when your payment check is mailed.

Safekeeping of Certificates

•	You may mail your stock certificates representing our common stock to the Plan Administrator for deposit into your Plan account at any time. There is no charge for this service. The shares will be maintained in book-entry form and held in your Plan account. You may request stock certificates at any time for the shares held in your Plan account. You may be charged a small fee if you request stock certificates in connection with the termination of your participation in the Plan. On the other hand, if you request stock certificates but remain in the Plan, there will be no charge for this service.

Transferring Shares

•	You may transfer or make a stock gift from shares held in the Plan to another person at any time and without charge. Please contact the Plan Administrator for instructions. Individual accounts into which the transferred stock is deposited will be maintained as an account desiring to reinvest cash dividends unless the Plan Administrator is instructed to pay dividends in cash.

Statements and Forms

•	The holder of each Plan account will receive a quarterly statement that reflects all investment activity and all cash dividends paid and applied toward reinvestment. Each time a purchase is made for you, the Plan Administrator will send you a statement showing the details of the investment. The statement is cumulative for the calendar year and you are advised to retain statements to provide a complete history of your account activity. The statement you receive will contain a tear-off stub that can be used for any future Plan transactions you may desire. In addition, the automated telephone system and the Internet site maintained by the Plan Administrator at http://www.amstock.com can accept your transaction instructions more conveniently and faster than instructions sent by mail.

Contacting the Plan Administrator for Information

•	American Stock Transfer & Trust Company, the Company’s transfer agent, is the Plan Administrator. You can contact them the following ways:

Automated Telephone Transaction System: 1-877-253-6847

Internet: www.amstock.com

Mail:	American Stock Transfer & Trust Company Dividend Reinvestment Department P.O. Box 922 Wall Street Station New York, NY 10259-0560

Courier/ Messenger:	American Stock Transfer & Trust Company Dividend Reinvestment Department 6201 15th Avenue-3rd Floor Brooklyn, NY 11219

     Note:      If you need to contact American Stock Transfer & Trust Company regarding other matters, you may do so by calling 1-800-937-5449 or visiting American Stock Transfer & Trust Company’s website at www.amstock.com.

Summary of Fees:

•	Investors are responsible for the small fees described in this prospectus. The fees shown below will apply to each transaction in your account. Except as described in this booklet, we will pay for all costs of administering the Plan.

Purchases of shares with initial investment	$2.50
Broker commission for initial investment	$0.10 per share
Sale of shares	$7.50
Termination fee issue certificate	$7.50
Termination fee sell shares	$7.50
Broker Commission for sales	$.10 per share
Issue Certificate remain in Plan	No Charge

•	The payment of broker commission by us is deemed additional dividend income to you under Internal Revenue Service regulations and will be reported as such at year-end on your Form 1099-DIV.

Please read this prospectus in full as this segment is a summary and does not contain all information.

COMPANY

     We are the parent company of Community Bank, N.A. and are a bank holding company registered under the Bank Holding Company Act of 1956. At June 30, 2004, we had on a consolidated basis approximately $4.4 billion in assets, $2.3 billion in loans and $2.9 billion in deposits. Community Bank is a community retail bank headquartered in Upstate New York, with approximately 130 customer facilities stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie, and in Northeastern Pennsylvania. Community Bank and its subsidiaries offer a range of commercial and retail banking and financial services in their market areas to business, individual, agricultural and government customers.

RISK FACTORS

     Before choosing to invest in our common stock through the Plan, we urge you to carefully consider the following factors, each of which could affect our financial condition and results of operation and the performance of our common stock, as well as the information contained in the rest of this prospectus:

•	risks related to credit quality, interest rate sensitivity and liquidity;

•	the strength of the U.S. economy in general and the strength of the local economies where we conduct business;

•	the effect of, and changes in, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•	the timely development of new products and services and customer perception of the overall value of the new products and services (including features, pricing and quality) compared to competing products and services;

•	changes in consumer spending, borrowing and savings habits;

•	technological changes pertinent to our industry;

•	any acquisitions or mergers that we might consider or complete and the associated costs and factors;

•	the ability to maintain and increase market share and control expenses;

•	the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) and accounting principles generally accepted in the United States;

•	changes in our organization, compensation and benefit plans and in the availability of, and compensation levels for, employees in our geographic markets;

•	the costs and effects of litigation and of any adverse outcome in litigation; and

•	other risk factors outlined in our filings with the SEC from time to time.

HOW THE PLAN WORKS

1.	How to get started and enroll:

a. If you already own at least one share of our common stock and it is registered in your name on the stock transfer books maintained for us by our transfer agent, simply fill out and sign the Enrollment Application and mail it to the Plan Administrator using the postage pre-paid envelope supplied with this prospectus.

b. If you do not currently own any shares of our common stock and are investing for the first time, fill out the enclosed Enrollment Application and mail it to the Plan Administrator using the postage pre-paid envelope supplied with this prospectus. The initial purchase must be at least $250 and not more than $10,000. A registration fee of $2.50 and a brokerage fee of $0.10 per share would be charged by the Plan Administrator for the initial purchase.

c. If you own shares of our common stock and it is held by a broker or bank in their firm name, request that broker or bank to transfer your shares into your name. You may not reinvest dividends through the Plan on shares held in a “street name,” which means that shares are held in the name of the broker or bank. If you do not wish to transfer shares into your name, you can still enroll and buy shares as instructed in “b” above.

2.	How to purchase additional shares:

•	You can purchase additional shares of our common stock at any time by making optional cash payments. Your optional cash payments are used to purchase shares of our common stock in the open market for your account. The frequency of the open market purchases is dependent upon the volume of investments under the Plan, but purchases will be made a minimum of once weekly. No interest will be paid to investors on cash payments held pending purchase by the Plan Administrator.

•	You can make an optional cash investment when joining the Plan by enclosing a check or money order with your Enrollment Application. Thereafter, optional cash payments should be mailed with the tear-off portion of your account statement mailed to you after a purchase is completed by the Plan Administrator.

•	For first-time investors or shareholders who do not have shares registered in their name, the minimum initial investment is $250. For existing investors who have shares already registered in their name, the minimum investment is $25. The maximum investment for existing or new investors is $10,000 per investment. There is no charge for any optional cash purchases after the initial investment.

•	New investors may call the Plan Administrator for an additional Enrollment Application. The Enrollment Application may also be downloaded from the Plan Administrator’s Internet site (http://www.amstock.com) and mailed or transmitted to the Plan Administrator directly on the Internet.

•	You may authorize the Plan Administrator, on the Enrollment Application, to make automatic monthly purchases of a specified dollar amount of our common stock, paid for by automatic withdrawal from your bank account by electronic funds transfer. You may also sign up for monthly electronic funds transfer by accessing the Plan Administrator’s Internet site http://amstock.com and following the instructions. Funds generally will be withdrawn from your bank account on the 10th day of each month (or the next following day if the 10th is not a business day). All purchases will apply the total funds toward shares, as both full shares and fractional shares (to three decimal places) will be credited to your Plan account. To terminate monthly purchases by automatic withdrawal, you must send the Plan Administrator written, signed instructions.

•	If a check submitted by you is returned to the Plan Administrator as “unpaid”, the Plan Administrator will resell the shares just purchased with the funds from that check and liquidate additional shares, if necessary, to reimburse itself for any fees or loss incurred when reselling the shares from your account that are unpaid.

3.	Must I reinvest dividends?

•	No. Dividend reinvestment is an optional service offered by the Plan. When you enroll in the Plan by filling out the Enrollment Application, you must indicate whether you want the cash dividends on all or a portion of your shares in stock certificate form (if any) reinvested. If you do not indicate a preference, cash dividends on all shares held in stock certificate form on each dividend record date will be reinvested. Dividends on all shares held in your Plan account will be reinvested unless you elect the “Cash Only” option regarding dividends.

•	If you do not wish to enroll in the Plan or if you enroll in the Plan and elect either the “Partial Reinvestment” or “Cash Only” option for your cash dividends, you may elect to have your cash dividends directly deposited by electronic funds transfer to your bank account. In order to take advantage of this service, your bank or financial institution must be a part of the “Automated Clearing House” (ACH). You must complete the appropriate section on the Enrollment Application and send it to the Plan Administrator.

4.	How are my shares purchased?

•	The Plan Administrator will apply dividend funds and/or cash payments from all participants and combine them to purchase shares of our common stock on the open market. The price per share cannot be determined prior to the purchase. Purchase with dividend funds will be made commencing on the dividend payment date. For optional cash payments, purchases are made at least once a week depending on investment volume.

5.	What is the price I will pay for shares?

•	Since the Plan Administrator buys your shares in the open market, the share price will be the average of all shares purchased for all participants for a particular investment. The share price has the same treatment whether purchasing for initial investors, purchasing for current investors who send optional cash payments, or for the reinvestment of dividends. If necessary, purchases may be made over several days for a particular investment date.

6.	How do I keep track of transactions in my account?

•	The Plan Administrator will mail you quarterly statements reflecting your account balance and all to-date activity for the year. In addition, whenever there is a purchase in your account, an advice will be mailed to serve as confirmation of purchase.

•	You can also call the Plan Administrator and follow the instruction of the automated telephone system. You can also speak to a customer service representative by calling the same number during the Plan Administrator’s regular business hours. Be sure to keep your Plan statement for your permanent records and to utilize the tear-off stub to initiate transactions by mail.

7.	What is safekeeping of certificates?

•	If you already own shares of our common stock in certificate form, you may elect to deposit the certificates into your Plan account for safekeeping with the Plan Administrator. There is no charge for this service. The Plan Administrator will credit these shares to your Plan account in book-entry form. You may request issuance of a certificate from the Plan Administrator at any time.

•	To deposit certificates with the Plan Administrator, send them via registered mail and insure for 2% of the total value of the shares to protect against loss in transit. Please include a letter of instructions to deposit with the certificates.

8.	How do I withdraw stock that is in my Plan account?

•	You may request that the Plan Administrator issue a certificate for some or all of the full shares held in your Plan account. Use the form on your Plan statement, or use the automated telephone system, or access the Plan Administrator’s Internet site for the greatest convenience and speed. The Plan Administrator will issue certificates in the name of the exact registration name shown on your Plan account statement unless otherwise instructed in writing. Certificates will be sent by first class mail, generally within a few days after receiving your request. There is no charge for this service unless you are terminating your participation in the Plan at the same time (in which case a fee of $7.50 will apply).

9.	How do I transfer shares to another person?

•	Transfer can be made in book-entry form or certificates will be issued and sent to the new owner by first class mail. If the former is selected, you can transfer to a person who already has a Plan account, or you can set up a new Plan account if the person does not have one. Follow the steps below to complete your transaction.

•	Call the Plan Administrator to request a Plan prospectus and Enrollment Application. Complete the form providing the name, address and social security number of the new participant.

•	The completed Enrollment Application should be sent along with a written request indicating the number of shares (full and fractional, if any) which should be transferred to the new participant. All individuals in the current Plan account must sign the instructions and their signatures must be guaranteed by a bank, broker or financial institution that is a member of the Medallion Signature Guarantee Program.

•	Unless otherwise instructed on the Enrollment Application, the new Plan account will have all dividends reinvested.

10.	Can I sell shares in my account?

•	You may instruct the Plan Administrator to sell some or all shares held in your Plan account. Simply call the toll-free telephone number supplied in this prospectus and access the automated telephone system with your instructions. You may also complete and sign the tear-off portion of your account statement and mail the instructions to the Plan Administrator. If there is more than one individual owner named on the Plan account, all participants must sign the tear-off portion of the account statement.

•	As with purchases, the Plan Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through a broker. Sales will be made no less than once a week and may be made daily or as soon as practicable depending on participant demand. The selling price will not be known until the sale is completed. The proceeds of the sale, less an administrative fee of $7.50 and brokerage commission of $.10 per share, will be sent to you by check within five business days following the sale.

•	You should be aware that the price may fluctuate during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator may not be rescinded.

11.	How do I close my account?

•	You may withdraw from the Plan at anytime using the tear-off stub at the bottom of your statement. Upon termination, a certificate for the full shares held in your Plan account will be issued and any fractional share held in your Plan account will be sold. You will receive a check for the net proceeds less an administrative fee of $7.50 and $.10 per share brokerage commission from the sale of any fractional share. If the stock sold is insufficient to cover the administrative fee of $7.50, a check will not be issued and you will not be billed for any additional fees.

•	Alternatively, you may direct the Plan Administrator to sell any or all of the shares in your account. Follow the sales procedure outlined in Paragraph 10 above and the Plan Administrator will mail you a check for the net proceeds less an administrative fee of $7.50 and $.10 per share brokerage commission for the sale, and Form 1099B for income tax purposes.

•	After your account is closed, cash dividends on any shares of our common stock that you hold in certificate form will be sent to you at the address you provide, or automatically deposited in your bank account in accordance with your instructions. If you desire to continue dividend reinvestment after you remove all of your shares, you may indicate so when communicating your instructions to remove your Plan account share balance.

TECHNICAL INFORMATION
ABOUT THE PLAN

Stock Distribution:

•	Any stock dividends or stock split shares distributed on shares held by the Plan Administrator for a participant in the Plan will be credited directly into the participant’s account. A certificate and, if applicable, a check for the value of any fractional interest in a share, will be issued on the shares held in stock certificate form registered in the participant’s name.

Voting:

•	Plan participants will vote all shares (full and fractional) held in their Plan account. Each participant will receive a Notice of Annual Meeting, a Proxy Statement, a proxy voting card and an Annual Report. Shares in the Plan will not be voted if a properly executed proxy voting card is not returned.

Other Terms:

•	We will reimburse the Plan Administrator for the printing and mailing of the brochures and Enrollment Applications as well as telephone expenses associated with Plan inquiries. Fees and expenses normally associated with transfer agent functions will also be paid by us.

•	The Plan Administrator will not be liable for any act preformed in good faith or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate a participant’s account, sell shares in the Plan, or invest optional cash payments without receipt of proper documentation and instructions; or (ii) with respect to the prices at which shares are purchased or sold for the participant’s account and the time such purchases or sales are made, including price fluctuations in market value before or after purchases or sales.

•	If the total number of shares in the participant’s account is less than one share, any remaining fractional share will be sold and the account will be closed. See above concerning the sale of shares for applicable fees and commissions associated with selling of the fractional share.

•	The Plan Administrator reserves the right to modify the Plan, including the right to terminate the Plan upon notice to Plan participants. In addition, the Plan Administrator reserves the right to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation.

•	The Plan is not for use by institutional investors or financial intermediaries. The Plan shall be governed by and construed in accordance with the laws of the State of New York. The signing and mailing of the Enrollment Application shall constitute an offer by the participant to establish an agency relationship with the Plan Administrator and be governed by the terms and conditions of the Plan.

Changes in the Plan:

•	We and the Plan Administrator, when in agreement, may change the terms of this Plan, including applicable fees, or terminate the Plan at any time. We will mail you a supplemental or revised prospectus before any material changes in the Plan are effective.

Additional Information about Us:

     Corporate Headquarters:

Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214
800/724-2262
315/445-2282
315/445-7347 (fax)

     Web Site:

www.communitybankna.com

     Stock Listing:

Our common stock is listed on the New York Stock Exchange under the symbol CBU.

USE OF PROCEEDS

     Because all of the shares being offered under the Plan will be purchased by the Plan Administrator on the open market, we will not receive any proceeds from the sale of those shares.

LEGAL MATTERS

     The validity of the issuance of the common stock offered under the Plan will be passed upon for us by Bond, Schoeneck & King, PLLC, Syracuse, New York.

EXPERTS

     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of

PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those documents from the SEC at prescribed rates for the cost of copying by writing to the Public Reference Section of the SEC at the same address. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

     We filed a registration statement of Form S-3 to register with the SEC the offer and sale of our common stock under the Plan. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may obtain a copy of the registration statement and exhibits by using one of the methods described in the preceding paragraph.

INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (Exchange Act File No. 001-13695) prior to the termination of this offering:

          1.      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 12, 2004;

          2.      Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the SEC on May 7, 2004;

          3.      Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed with the SEC on August 4, 2004;

          4.     Our Current Report on Form 8-K, filed with the SEC on January 26, 2004;

          5.      Our Current Report on Form 8-K, filed with the SEC on April 22, 2004;

          6.      Our Current Report on Form 8-K, filed with the SEC on May 6, 2004;

          7.      Our Current Report on Form 8-K, filed with the SEC on July 23, 2004;

          8.      Our Proxy Statement on Schedule 14A for our 2004 Annual Meeting of Shareholders filed with the SEC on April 15, 2004; and

          9.      The descriptions of the common stock and associated share purchase rights contained in our registration statements on Form 8-A (File No. 001-13695) each filed on December 9, 1997.

     You may request a copy of these filings at no cost by writing or telephoning:

Community Bank System, Inc.
5790 Widewaters, Parkway
DeWitt, New York 13214-1883
(315) 445-2282
Attn: Donna J. Drengel, Corporate Secretary

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

Part II
Information Not Required in the Prospectus

Item 14. Other Expenses of Issuance and Distribution

     The expenses in connection with the distribution of the securities being registered hereby are as follows:

Securities and Exchange Commission Registration Fee	$647
Legal Fees*	$5,000
Accounting Fees*	$5,000
Transfer Agent and Registrar*	$37,500
Printing, Postage and Handling Expenses*	$5,000
Miscellaneous Expenses*	$1,853

Total*	$55,000

* Estimated

Item 15. Indemnification of Officers and Directors

     The Registrant is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director of officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability but in view of all the circumstances, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director of officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article 9 of the Registrant’s Certificate of Incorporation provides that the Registrant’s directors shall not be liable to the Registrant or its shareholders for monetary damages as a result of breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, for acts not undertaken in good faith, for a transaction from which a director derives a personal benefit, or for liability arising under Section 174 of the DGCL.

     Article 8 of the Bylaws of the Registrant provide that the Registrant shall indemnify any person made, or threatened to be made, a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, to the fullest extent and in the manner set forth in and permitted by the DGCL, and any other applicable law, as from time to time in effect.

     In addition, as permitted under Delaware law, the Registrant maintains liability insurance covering directors and officers of the Registrant and its subsidiaries.

Item 16. Exhibits.

5.1	Opinion of Bond, Schoeneck & King, PLLC as to the validity of certain shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Bond, Schoeneck & King, PLLC (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page of this Registration Statement).

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1)      (a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (b)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in DeWitt, New York on the 20th day of October, 2004.

COMMUNITY BANK SYSTEM, INC.

By:	/s/ Sanford A. Belden

Name: Sanford A. Belden Title: President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints each of Sanford A. Belden and Mark E. Tryniski, severally, acting alone and without the other, his or her true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Sanford A. Belden Sanford A. Belden	President, Chief Executive Officer and Director (Principal Executive Officer)	October 20, 2004
/s/ Scott A. Kingsley Scott A. Kingsley	Treasurer and Chief Financial Officer (Principal Financial Officer)	October 20, 2004
/s/ Charles M. Ertel Charles M. Ertel	Assistant Treasurer (Principal Accounting Officer)	October 20, 2004
/s/ James A. Gabriel James A. Gabriel	Chairman of the Board	October 20, 2004
/s/ Brian R. Ace Brian R. Ace	Director	October 20, 2004
/s/ John M. Burgess John M. Burgess	Director	October 20, 2004
/s/ Paul M. Cantwell Paul M. Cantwell	Director	October 20, 2004
/s/ William M. Dempsey William M. Dempsey	Director	October 20, 2004
/s/ Nicholas A. DiCerbo Nicholas A. DiCerbo	Director	October 20, 2004
/s/ Lee T. Hirschey Lee T. Hirschey	Director	October 20, 2004
/s/ Harold S. Kaplan Harold S. Kaplan	Director	October 20, 2004
/s/ Saul Kaplan Saul Kaplan	Director	October 20, 2004
/s/ Charles E. Parente Charles E. Parente	Director	October 20, 2004
/s/ David C. Patterson David C. Patterson	Director	October 20, 2004
/s/ Peter A. Sabia Peter A. Sabia	Director	October 20, 2004
/s/ William N. Sloan William N. Sloan	Director	October 20, 2004

/s/ Sally A. Steele Sally A. Steele	Director	October 20, 2004